UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2024 (January 2, 2024)

TEGO CYBER INC.
(Exact name of registrant as specified in its charter)

Nevada	000-56370	84-2678167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification ID No.)

8565 South Eastern Avenue, Suite 150

Las Vegas, Nevada 89123

(Address of principal executive offices)(Zip Code)

(855) 939-0100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On January 2, 2024, Mrs. Shannon Wilkinson voluntarily resigned as Chief Executive Officer (“CEO”) of Tego Cyber Inc. (the “Company”). Mrs. Wilkinson will remain serving as a member of the Board of Directors of the Company. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Appointment of Chief Executive Officer – Robert E. Mikkelsen

On January 2, 2024, the Company appointed Mr. Robert E. Mikkelson to act as the Company’s Chief Executive Officer. Mr. Mikkelson was appointed as the Company’s Chief Financial Officer on September 15, 2023 and continues to hold this position.

Mr. Mikkelsen, 42, received his bachelor’s degree in accounting in 2004 from the Eller College of Business, University of Arizona. After graduating, Mr. Mikkelsen went on to work as an auditor for Henry & Horne, LLP in Arizona. Mr. Mikkelsen has worked with a client base that is diverse in both size and industry, working with small non-profits, large government agencies and medium-sized business, including those in the health care, mental health and pharmaceutical industries. After 11 years at Henry & Horne, in January 2016 Mr. Mikkelsen started his own firm which focused on serving clients in various industries with accounting, tax and financial solutions. On October 15, 2018, Mr. Robert E. Mikkelsen was appointed as the Chief Financial Officer, Secretary, and Treasurer of Item 9 Labs Corp (OTC: INLB); he still currently holds that position.

Family Relationships

There is no family relationship between Mr. Mikkelsen and any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Material Plan, Contract, or Arrangement – Robert E. Mikkelsen

In connection with Mr. Mikkelsen’s appointment as Chief Executive Officer, the Company entered into an Employment Agreement with Mr. Mikkelsen dated January 2, 2024 (the “Employment Agreement”).

The Employment Agreement provides for an initial term of one (1) year commencing January 1, 2024. Thereafter, the Company and Mikkelsen have the right to extend the Employment Agreement by mutual consent. The Company and Mr. Mikkelsen can mutually elect to terminate the Employment Agreement at any time upon ninety (90) days written notice. The Employment Agreement supersedes and replaces that certain Consulting Agreement for CFO and business advisory services between the Company and Mr. Mikkelsen’s company, Merremia Consulting LLC dated September 15, 2023.

Mr. Mikkelsen shall receive compensation as follows: (i) a base salary of $10,000 per month (subject to an increase to $20,000 per month upon reaching positive adjusted EBITDA), (ii) 1,000,000  restricted shares of the Company’s common stock on the effective date, and (iii) monthly base equity compensation equal to $10,000 per month, calculated based on the previous month’s volume weighted average price (“VWAP”) subject to a threshold floor of  $0.20 and ceiling of $1.00. The base equity compensation shall increase to $20,000 per month if the Company’s results reflect a positive amount for Adjusted EBITDA.

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During the Employment Term, Mr. Mikkelsen may earn additional grants of up to 500,000 shares of Common Stock based on the market capitalization of the Company. Said stock units shall be granted under the terms and conditions of the Company’s 2021 Equity Compensation Plan. Said stock units shall be subject to certain performance goals as outlined in the table below. The Vesting Date shall be the date on which the performance goals are met.

Performance Goals Market Capitalization	# Performance Stock Units	Accumulative %
Less than $25 million	0	0%
At least $25 million, but less than $50 million	125,000	25%
At least $50 million, but less than $75 million	125,000	50%
At least $75 million, but less than $100 million	125,000	75%
At least $100 million	125,000	100%

During the Employment Term, Mr. Mikkelsen may earn additional grants of up to 500,000 shares of Common Stock based on the profitability of the Company as outlined in the table below. The Vesting Date shall be the date on which the performance goals are met.

Performance Goals Quarterly Adjusted EBITDA, as defined	# Performance Stock Units	Accumulative %
Negative or $0	0	0%
Greater than $0, but less than $100k	125,000	25%
At least $100k, but less than $250k	125,000	50%
At least $250k, but less than $500k	125,000	75%
At least $500k	125,000	100%

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Tego Cyber Inc. and Robert E. Mikkelsen dated January 2, 2024

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEGO CYBER INC.

Date: January 4, 2024	By:	/s/ Robert E. Mikkelsen
Robert E. Mikkelsen Chief Executive Officer

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